UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2012

EDGEWATER TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-20971	71-0788538
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 Harvard Mill Square, Suite 210

Wakefield, Massachusetts 01880

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 246-3343

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 29, 2012, Fullscope, Inc. (“Edgewater Fullscope”), a wholly owned subsidiary of Edgewater Technology, Inc. (the “Company”), entered into an Asset Purchase Agreement, dated as of June 29, 2012 (the “Agreement”) with Microsoft Corporation (“Microsoft”).

Under the terms of the Agreement, Microsoft has agreed to purchase Edgewater Fullscope’s Process Industries 2 (“PI2”) software and intellectual property (the “Assets”) for an aggregate purchase price of $3.25 million, payable in installments. Also, Microsoft will engage Edgewater Fullscope in additional development and training services during the integration of the software module into Microsoft’s ERP solution for enterprises, Microsoft Dynamics AX. The Agreement contains representations, warranties, covenants and indemnities, including an agreement by Edgewater Fullscope not to develop, promote, market or sell any software or technology that has the same or substantially similar, in any material respect, features or functions as the Assets or could replace, be used in lieu of or otherwise compete with such Assets. The Company has guaranteed all of Edgewater Fullscope’s obligations under the Agreement.

Edgewater Fullscope is an award-winning Microsoft partner and one of the largest resellers of Microsoft Dynamics AX enterprise resource planning software and services in the United States and Canada. Its customers include discrete, mixed mode and process manufacturers. Edgewater Fullscope also leverages Microsoft products to provide implementation services for Microsoft Dynamics CRM, Business Intelligence and SharePoint.

A copy of the press release issued by the Company concerning the Agreement is filed herewith as Exhibit 99.1 and is incorporated herein by reference in its entirety.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Edgewater Technology, Inc. Press Release dated July 5, 2012.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2012

EDGEWATER TECHNOLOGY, INC.

By:	/s/ Timothy R. Oakes
Name: Timothy R. Oakes
Title: Chief Financial Officer
(Principal Financial and Accounting Officer)